UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2021

Callon Petroleum Company
(Exact name of registrant as specified in its charter)

DE	001-14039	64-0844345
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Briarlake Plaza
2000 W. Sam Houston Parkway S., Suite 2000
Houston, TX 77042

(Address of principal executive offices, including zip code)

(281) 589-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CPE	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
☐    Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement
Exchange Agreement
On August 3, 2021, Callon Petroleum Company, a Delaware corporation (the “Company”), entered into an Exchange Agreement (the “Exchange Agreement”) by and among the Company and Chambers Investments, LLC, a Delaware limited liability company (“Kimmeridge”), as holder of the Company’s 9.00% Second Lien Senior Secured Notes due 2025 (the “Second Lien Notes”), issued pursuant to the Indenture, dated as of September 30, 2020, by and among the Company, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee and collateral agent.
Pursuant to the Exchange Agreement, Kimmeridge has agreed to exchange (the “Exchange”), on the Closing Date (as defined in the Exchange Agreement), $197.0 million in aggregate principal amount of Second Lien Notes held by Kimmeridge (the “Exchanged Notes”) for a notional amount of approximately $223.1 million of common stock of the Company (the “New Common Stock”). The value of common stock to be delivered is based on the construct of the optional redemption language in the Indenture for the Second Lien Notes. The price of the common stock used to calculate the common stock issued is based on the 10-day volume-weighted average price as of August 2, 2021.
The closing of the Exchange is subject to various closing conditions, including (i) the closing of the acquisitions of certain producing oil and gas properties and undeveloped acreage in the Delaware Basin from Primexx Resource Development, LLC and BPP Acquisition, LLC, (ii) for purposes of complying with Rule 312.03(b) of the New York Stock Exchange (“NYSE”) Listed Company Manual, approval of the Company’s stockholders of the issuance of New Common Stock to Kimmeridge, (iii) approval by NYSE of the listing of the New Common Stock, (iv) the expiration of any applicable waiting period under the Hart-Scott-Rodino Improvements Act of 1976, as amended, (v) the accuracy of each party’s representations and warranties, subject to certain materiality qualifiers and (vi) the absence of any injunctions or orders preventing the Exchange. Stockholders of the Company will be asked to vote on the issuance of the New Common Stock in connection with the Exchange at a special meeting of stockholders that will be held on a date to be announced (the “Related Party Issuance Proposal”). Pursuant to the Exchange Agreement, Kimmeridge has agreed to vote all of its shares of common stock for which it has voting power in favor of the Related Party Issuance Proposal.
The transactions contemplated by the Exchange Agreement are expected to close on the date that is two business days after the satisfaction or waiver of the conditions set forth therein or such other date as the parties thereto may mutually agree upon.
The New Common Stock will be issued to Kimmeridge pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) thereunder.
Registration Rights Agreement
In connection with the issuance of New Common Stock pursuant to the Exchange Agreement, the Company and Kimmeridge expect to enter into a separate registration rights agreement (the “Registration Rights Agreement”) pursuant to which the Company is required to, subject to certain exceptions, prepare and file a registration statement under the Securities Act with the Securities and Exchange Commission, within three Business Days of the Closing Date, in order to permit the public resale of the New Common Stock. The Registration Rights Agreement will also include certain customary demand rights for underwritten offerings and certain piggyback rights.
Voting Agreements
In connection with the execution of the Exchange Agreement, each of the Company’s executive officers and directors entered into a Voting Agreement, dated as of the date of the Exchange Agreement (the “Voting Agreements”). On the terms and conditions set forth in the Voting Agreements, such persons have agreed to vote all of the shares of common stock over which they have voting power (representing in the aggregate 2% of the Company’s total outstanding voting power as of August 3, 2021) in favor of the Related Party Issuance Proposal. Additionally, pursuant to those certain purchase and sale agreements, dated as of August 3, 2021, between the Company and Callon Petroleum Operating Company and Primexx Resource Development LLC and BPP Acquisition, LLC (collectively, “Primexx”), Primexx has agreed to vote all 9.19 million shares of common stock over which they will have voting power in favor of the Related Party Issuance Proposal.
The foregoing descriptions of the Exchange Agreement, the Registration Rights Agreement and the Voting Agreements do not purport to be complete and are subject to, and qualified in their entirety by, the full text of such agreements, copies of which are attached as Exhibit 10.1, Exhibit A to Exhibit 10.1, and 10.2 hereto.
Item 3.02. Unregistered Sales of Equity Securities
The information included in Item 1.01 of this Current Report on Form 8-K pertaining to the New Common Stock is incorporated by reference into this Item 3.02 of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit Number	Description

10.1	Exchange Agreement, among the Company and Chambers Investments, LLC, dated August 3, 2021.
10.2	Form of Voting Agreement between the Company and the executive officer or director named therein, dated as of August 3, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Callon Petroleum Company
(Registrant)

August 5, 2021	/s/ Joseph C. Gatto, Jr.
Joseph C. Gatto, Jr.
President and Chief Executive Officer